Exhibit 4.37

Credit Document Banco BTG Pactual Colombia S.A. (the “Creditor”)

I. Parties

Creditor:	Banco BTG Pactual Colombia S.A.

NIT:	901.491.551-0

Debtor:	Latam Logistic COL PropCo Cota I S.A.S.

NIT:	900.986.856-3

II. The Credit

Amount:	Ten billion pesos (COP10,000,000,000)

Disbursement Date:	August 30, 2023

Use of resources:	Working Capital

Term:	Twelve (12) months

Frequency of principal payments:	Bullet (one payment on the Due Date)

Due Date:	August 30, 2024

Interest Rate:	IBR 1M + 7.20% NAMV

Calculation Basis	Days actually elapsed over 360-day years. i.e. Current/360

Interest Calculation Period	Monthly

Interest Payment Frequency	Monthly

Effective Interest Rate as of today	21.710891% E.A

Default interest:	In case of default in capital, interest will be recognized at the highest possible rate in Colombia. In the case of interest, to the extent allowed by the law, interest will be recognized at the highest possible rate in Colombia.

Promissory note	As guarantee of the Credit, the Debtor will electronically sign a blank promissory note with an instruction letter in favor of the Creditor. The Depósito Centralizado de Valores de Colombia (Deceval S.A) will be responsible for the issuance and custody of the promissory note.

Payments	Any date for payment of an amount to the Creditor that does not correspond to a Business Day will be extended to be paid on the next Business Day. For purposes of this Credit Document, the term “Business Day” means any day, other than Saturday, Sunday or holiday, on which financial institutions are authorized or required by law to open their offices in the city of Bogotá D.C.

III. Other Elements of the Credit

Financial Information	The Debtor agrees to share with the Creditor within the first 120 days of the year the Debtor’s audited financial statements. Likewise, quarterly unaudited financial statements, within 60 calendar days after the close of the quarter.

Guarantee(s)	AMENDEMENT No. 5 TO THE GUARANTEE, ADMINISTRATION AND PAYMENTS COMMERCIAL TRUST AGREEMENT, - LATAM LOGISTIC TRUST COL PROPCO COTA 1, for which registration as a Secured Creditor of Banco BTG Pactual Colombia S.A. is required. In the FC-LATAM LOGISTIC COL PROPCO COTA 1 Trust, identified with NIT 830.053.812-2 and whose spokesperson is Alianza Fiduciaria S.A. for a value of THIRTY-SEVEN BILLION PESOS ($37,000,000,000), having as assets subject to the guarantee (i) the area of future expansion that is in reserve under the Useful Area – Parcel 001 identified with the real estate registration folio 050N-20864652 and (ii) the private units called (a) 800 A identified with the real estate registration number 050N-20908823 and (b) 800B identified with the real estate registration number 050N-20918258, through the subscription of the Amendment No 8 Amendment that is signed with this contract.

Preceding conditions for disbursement	That the Amendment No. 8 has been signed.

Prepayment Penalty	If a principal payment is made in advance, the Parties shall pay the Creditor a prepayment penalty in accordance with the following table:

Month	Prepayment Penalty
1	0.40%
2	0.38%
3	0.36%
4	0.34%
5	0.32%
6	0.30%
7	0.28%
8	0.23%
9	0.21%
10	0.19%
11	0.13%
12	0.06%

For clarity, this amount will be charged on the prepaid amount and may be offset on the amounts paid. Likewise, the months begin to count from the Disbursement Date.

This prepayment penalty will be applicable exclusively on voluntary prepayments.

Acceleration Causes	In addition to the default in the payment of interest or principal, in the event of any of the following cases, the Creditor may declare the early termination of the Credit:

➢	In the event that the Debtor, its direct and indirect shareholders, its affiliates, including its owners, directors and officers (who cannot be dismissed immediately after the occurrence of the event), are: (i) found criminally responsible for felonies such as source crimes of Money Laundering, Financing of Terrorism, Financing of the Proliferation of Weapons of Mass Destruction, Corruption or Bribery in the Criminal Code; (ii) included in any of the lists binding in Colombia, issued by national, international or foreign authorities; (iii) criminally charged or administratively linked to any type of investigation or proceeding, carried out by any Government Authority for the alleged commission of any crime related to Money Laundering, Financing of Terrorism, Financing of the Proliferation of Weapons of Mass Destruction or crimes against the public administration and offenses contemplated in Law 1474 of 2011.
➢	The existence of a Change of Control of the Debtor. Control is understood as the direct or indirect power to direct or cause to be directed the administration or policies of a Person, whether through the exercise of voting rights, by contract or by any other means in accordance with the provisions of articles 260 and 261 of the Commercial Code. “Controlling” and “Controlled” have the correlative meanings of this definition.
➢	If the obligations arising from the Credit Documents cease to be principal obligations that will not be subordinated to the payment of any other obligations, whether these are current or future obligations of the Debtor.
➢	Failure to comply with any indebtedness owed by the Debtor to any other creditor in an amount greater than five billion pesos ($5,000,000,000) for a period exceeding sixty (60) calendar days.
➢	Enter merger, consolidation, spin-off, liquidation or dissolution transactions.
➢	Failure to comply with any other obligation contained herein the Credit Document.

Accordingly, the principal of the Loan shall be payable immediately together with interest accrued on such principal, as well as any other obligations of the Debtor arising under the Note, without the need for filing, private or judicial counterclaim, protest, denunciation, claim, requirement, or additional notice of any nature, all of which the Debtor irrevocably waives by entering into this Credit Document.

Mandatory Prepayment	The Debtor undertakes to make the prepayment of the loan with the proceeds from the sale of warehouse 500A of the 80th Street Logistics Park.

Authorization to Disburse	We authorize the disbursement to be credited to the following account: Current Account: 0560482869994087 Bank: Davivienda Owner: Latam Logistic Col Propco Cota 1 S.A.S. C.C./NIT: 900.986.856-3

Debtor Notifications	Attn: Annette Fernandez Pagan Email: annette@latamlp.com Address: Condominium Paseo del Sol, house 13, Pozos, Santa Ana Phone: +506 6475 0264

Creditor Notices

Attn: Felipe Peláez Restrepo

E-mail: felipe.pelaez@btgpactual.com,

with copy to: OL-BackofficeBTG-COL@btgpactual.com; OL-LegalBTG-COL@btgpactual.com

Address: Carrera 43 A # 1 – 50, Tower 2, Floor 7, Medellín, Colombia

Phone: +(574) 4484300

Assignment	Creditor may assign or endorse (as the case may be) all or a portion of its rights and obligations under this Credit Document and the Note. Once the assignment has been made, the Creditor must notify the Debtor. All costs and expenses incurred because of the assignment shall be borne by the Creditor. The Debtor may not assign its contractual position in the Credit Document or the Promissory Note without the prior written approval of the Creditor.

Taxes	Any costs, expenses, taxes, or liens incurred related to the execution, development and/or performance of the Credit Document or the promissory note shall be borne by the Debtor. Any payment made by the Debtor or any person on behalf of the Debtor under the Credit Document shall be made free and free of any applicable taxes, fees, contributions, withholdings, or reductions of any kind, including, but not limited to, any withholding tax at source (hereinafter referred to as the “Taxes”).”). If Applicable Law requires the Debtor to deduct any Tax from any amount payable under the Credit Document: the Debtor shall assume the payment of any deductions or withholdings that must be made pursuant to the Applicable Law.

Governing Law	This Credit Document shall be governed by the laws of the Republic of Colombia.

Electronic signature	This Credit Document may be signed by electronic signature, under the terms established in Decree 2364 of 2012, and other regulations that modify, add or replace them. The electronic mechanism will have the same validity and legal effects as a handwritten signature, meets the criteria of authenticity, integrity, reliability and appropriability, in the terms indicated in Decree 2364 of 2012 and may be made up of codes, passwords, biometric data or cryptographic keys, generally understood as data messages, which allow the signatory to be identified.

Date of Signature	August 29, 2023

[Signature Pages Follow]

The Debtor

_______________________

Number: Annette Fernandez Pagan

Passport: 644243033

Legal Representative

Latam Logistic COL PropCo Cota I S.A.S.

NIT 900.986.856-3

The Creditor

_______________________

Name: Mabel Constanza Moreno Ochoa

Citizenship card: 43.740.801

Legal Representative of Banco BTG Pactual Colombia S.A.

NIT 901.491.551-0

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